EX-99.h.4.e

AMENDED AND RESTATED FEE WAIVER AND

EXPENSE ASSUMPTION AGREEMENT

AMENDED AND RESTATED FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT made this     day of                     , 2008, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as listed on Schedule A of this Agreement (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“DFA”) (formerly Dimensional Fund Advisors Inc.), amending and restating the Amended and Restated Fee Waiver and Expense Assumption Agreement dated December 7, 2007.

WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of each Portfolio, pursuant to which Dimensional provides investment management services for each Portfolio, and for which Dimensional is compensated based on the average net assets of each Portfolio; and

WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of those Portfolios listed on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver and Expense Assumption by Dimensional. Dimensional agrees to waive all or a portion of its management fee and to assume the ordinary operating expenses (excluding the expenses the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) for each class of each Portfolio listed on Schedule A, to the extent necessary to limit the Portfolio Expenses of each class of each Portfolio on an annualized basis to the rates reflected on Schedule A (each an “Annualized Expense Ratio”).

2.	Duty to Reimburse Dimensional. If, at any time, the annualized expenses of a class of Portfolio are less than the Annualized Expense Ratio listed on Schedule A for the Portfolio, the Fund, on behalf of the Portfolio, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement will not cause the Annualized Expense Ratio of a class of a Portfolio to exceed the rate on Schedule A. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse Dimensional for fees previously waived or expenses previously assumed by Dimensional more than thirty-six months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.

4.

Duration and Termination. This Agreement shall continue in effect until March 1, 2010 for each class of each Portfolio and shall continue in effect from year to year thereafter for each class of each Portfolio, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a class of a Portfolio, of its intention to terminate the Agreement for that class of the Portfolio. This Agreement shall automatically terminate, with respect to a Portfolio, upon the termination of the Investment Advisory Agreement between Dimensional and the Fund, on behalf of the Portfolio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

DFA INVESTMENT DIMENSIONS GROUP INC.	DIMENSIONAL FUND ADVISORS LP

	By:	DIMENSIONAL HOLDINGS INC.,
General Partner

By:	By
Name:	Name:
Title:	Title:

2

SCHEDULE A

Portfolio	Annualized Expense Ratio (as a percentage of average net assets)
U.S. Core Equity 1 Portfolio – Institutional Class	0.23%
U.S. Core Equity 1 Portfolio – Class R1	0.41%
U.S. Core Equity 1 Portfolio – Class R2	0.56%
U.S. Core Equity 2 Portfolio – Institutional Class	0.26%
U.S. Core Equity 2 Portfolio – Class R1	0.44%
U.S. Core Equity 2 Portfolio – Class R2	0.59%
U.S. Vector Equity Portfolio – Institutional Class	0.36%
U.S. Vector Equity Portfolio – Class R1	0.56%
U.S. Vector Equity Portfolio – Class R2	0.71%
International Core Equity Portfolio – Institutional Class	0.49%
International Core Equity Portfolio – Class R1	0.61%
International Core Equity Portfolio – Class R2	0.76%
Emerging Markets Core Equity Portfolio – Institutional Class	0.85%
Emerging Markets Core Equity Portfolio – Class R1	0.87%
Emerging Markets Core Equity Portfolio – Class R2	1.02%

Dated: